EXHIBIT 5.1
Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com
TELEPHONE:                       (713) 651-5151                                                              FACSIMILE:                     (713) 651-5246
June 13, 2007
Cooper Industries, Ltd.
Cooper B-Line, Inc
Cooper Bussmann, Inc
Cooper Crouse-Hinds, LLC
Cooper Lighting, Inc.
Cooper Power Systems, Inc
Cooper Wiring Devices, Inc.
Cooper US, Inc.
     c/o Cooper Industries, Ltd.
     600 Travis
     Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as special United States counsel to Cooper Industries, Ltd., a Bermuda company (“Cooper Parent”) and Cooper US, Inc., a Delaware corporation (“Cooper US”), with respect to certain legal matters in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale from time to time of debt securities in one or more series (the “Debt Securities”) by Cooper US pursuant to Rule 415 under the Securities Act and the related guarantees of the Securities (the “Guarantees”) by Cooper Parent, Cooper B-Line, Inc., Cooper Bussmann, Inc., Cooper Crouse-Hinds, LLC, Cooper Lighting, Inc., Cooper Power Systems, Inc. and Cooper Wiring Devices, Inc. (the “Guarantors”) on terms to be determined at the time of the offering. The Debt Securities and Guarantees are collectively referred to herein as the “Securities.”
     We also have participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion is an exhibit. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each a “Prospectus Supplement”) to the Prospectus contained in the Registration Statement. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.
     In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus; (ii) the certificate of incorporation and bylaws of Cooper US; (iii) the form of indenture filed as an exhibit to the Registration Statement and (iv) such certificates, statutes and other instruments and documents as we consider appropriate
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for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law, as we considered appropriate.
     In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (v) a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (vi) all Securities will be offered and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement; (vii) the indenture and any supplemental indenture relating to the Securities will be duly authorized, executed and delivered by the parties thereto; (viii) each person signing the indenture and any supplemental indenture will have the legal capacity and authority to do so; and (ix) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by Cooper US and the other parties thereto.
     Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:
     1. With respect to the Debt Securities, when (i) the applicable indenture and any supplemental indenture relating to the Debt Securities have been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) Cooper US has taken all necessary action to approve the issuance and terms of such Securities; (iii) the terms of such Debt Securities and of their issuance and sale have been duly established in conformity with the applicable indenture and any supplemental indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon Cooper US and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over Cooper US, and (iv) such Debt Securities have been duly executed and authenticated in accordance with the provisions of the applicable indenture and any supplemental indenture and issued and sold as contemplated in the Registration Statement and upon payment of the consideration as provided for in the applicable definitive purchase, underwriting or similar agreement approved by Cooper US, such Debt Securities will be legally issued and will constitute valid and legally binding obligations of Cooper US, enforceable against Cooper US in accordance with their terms.
     2. With respect to the Guarantees, when (a) the Guarantees by the Subsidiary Guarantors of the Debt Securities have been duly executed in accordance with the provisions of the applicable indenture and any supplemental indenture and (b) such Guarantees have been delivered as contemplated in the Registration Statement, the Prospectus and the applicable Prospectus Supplement, such Guarantees will constitute valid and binding obligations of the Subsidiary Guarantors and will be entitled to the benefits of the applicable indenture and any supplemental indenture.

     Each of the opinions above is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)
     We express no opinions concerning (a) the validity or enforceability of any provisions contained in the indenture or any supplemental indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
     The foregoing opinions are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America.
     We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Very truly yours,
/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.